Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

ORKIN ESTABLISHES INTERNATIONAL FRANCHISE IN CYPRUS

ATLANTA, GA — October 16, 2009 — Rollins, Inc., a nationwide consumer services company (NYSE:ROL), announced today that the Company, through its wholly owned subsidiary, Orkin, has established a new international franchise in Cyprus. This latest franchise expands Orkin’s international presence into the Mediterranean region.  Orkin now has a total of twelve international franchises worldwide.

Tom Luczynski, Vice President of International Development and Franchising, commented, “We are pleased to continue Orkin’s international expansion in Cyprus as we increase Orkin’s global brand recognition.”

Rollins, Inc. is a premier North American consumer and commercial services company.  Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations.  You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s belief that the investments the Company is making are generating improved sales growth and service efficiency; the Company’s excitement about the Company’s opportunities for the new year; and the Company’s belief that the continued development and deployment of its key programs should enable the Company to maintain its momentum. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; expected benefits of the commercial re-engineering project may not be realized; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008.